Exhibit 10.1

PERSONAL AND CONFIDENTIAL

Via email

September 15, 2011

Mr. Richard S Willis

2301 Carlisle Avenue

Colleyville, TX 76034

Dear Richard:

Navarre Corporation is pleased to extend an offer of employment to you to serve as its President and Chief Executive Officer beginning September 15, 2011. Below is an outline of the terms of the offer, most of which we have already discussed with you. Also enclosed for your review is a proposed Employment Agreement. In light of our desire to announce your appointment in conjunction with the shareholder meeting on Thursday, September 15, 2011, this letter contains a summary of the terms of your employment. This letter is intended to give you this information in a general fashion, with additional details being supplied in the Employment Agreement and related documents.

As you will see, we ask you to sign this letter and acknowledge that you will enter into an Employment Agreement with Navarre that is consistent with its terms. We encourage you to review this letter, the Employment Agreement, and any additional materials with your attorney before signing them. Of course, if you have any questions I will be happy to try to answer them for you.

Below are the terms of the Employment Agreement (“Agreement”) with Navarre Corporation (“Company”):

1. Term of Agreement: Your employment begins on September 15, 2011 and will continue through September 14, 2014, with automatic one year renewals on September 14 of each subsequent year unless you or the Company gives written notice to terminate the Agreement. Such notice must be given at least 30 days before the end of the initial term (September 14, 2014) or the term of any subsequent renewal.

2. Title and Duties: You will serve as President and CEO of the Company. You will generally have the authority, responsibilities, and duties associated with this position. You will report to the Company’s Board of Directors (“Board”), be subject to its direction and control, and perform such additional services and duties as it may reasonably request of you. You will remain a member of the Board of Directors, although we ask for an irrevocable letter indicating your resignation in the event of termination; the Board will retain that letter and accept or reject the resignation at the appropriate time.

3. Best Efforts: You will devote substantially full-time attention to the business affairs of the Company and will faithfully, industriously, and to the best of your ability, experience, and talents perform all lawful duties that may be required of you. You may engage in outside activities with the prior approval of the Board. The Board agrees that you may continue to serve as a member of the Board of Regents of Baylor University.

4. Compensation and Benefits: Your compensation and benefits for the first year of employment are set forth below. Your compensation will be reviewed each year by the Compensation Committee of the Board and may be changed at the discretion of the Compensation Committee. Payments will be made in accordance with the Company’s established pay periods and applicable payment schedules and are subject to all legally required deductions and withholdings. You will be responsible for the payment of any required taxes on the compensation and benefits you receive.

a. Base Salary. You will receive a base salary of $450,000 per year.

b. Target Bonus. You will be eligible to receive an annual bonus with a target of up to 80% of your base salary under the Company’s Fiscal Year 2012 Annual Management Incentive Plan (“Plan”), as determined by the Board. Currently the Plan provides for payment of the bonus based 75% on EBITDA and 25% on consolidated net sales. Your bonus under the Plan will be prorated for the first year of your employment.

c. Benefits. You will receive standard medical, disability, life and dental coverage and other benefits on the same terms as other key executives of the Company and will be eligible to participate in the employee benefit plans made available to key executives of the Company. You will be reimbursed for out of pocket medical expenses for you and your dependents up to a total maximum of $12,000 per plan year.

d. Stock Option Grants. You will be eligible for stock option grants under the Company’s Amended and Restated 2004 Stock Plan on September 15, 2011. You will be granted an option to purchase up to 475,000 shares of the Company’s common stock for the fair market value of such stock on the date of the grant. The option to purchase up to 100,000 shares will vest on September 15, 2012, the option to purchase up to another 175,000 shares will vest on September 15, 2013 and the option to purchase up to an additional 200,000 shares will vest on September 15, 2014. These options will automatically expire 10 years from the date of the grant.

e. Restricted Stock Units. As consideration for executing the Employment Agreement, you will be eligible for an award of 225,000 restricted stock units under the Company’s Amended and Restated 2004 Stock Plan upon execution of the Employment Agreement. Vesting of 50,000 restricted stock units will occur on September 15, 2012, vesting of another 75,000 restricted stock units will occur on September 15, 2013, and vesting of an additional 100,000 restricted stock units will occur on September 15, 2014.

f. Reimbursement. You are not required to relocate to the Twin Cities and will be reimbursed for reasonable expenses for air travel between Dallas and the Twin Cities, transportation within the Twin Cities, and hotel or other lodging that you incur as a result of travel to perform your job responsibilities. You will also be reimbursed for reasonable business expenses in accordance with the Company’s business expense reimbursement policies.

g. Vacation. You will receive four weeks of vacation per year. Use and accrual of vacation will be on the same terms as available to other key executives of the Company, vacation and other time off must be scheduled taking into account the needs of the Company.

h. Attorneys’ Fees. If you accept employment with the Company, you will be reimbursed for attorneys’ fees you incur in connection with the review of this letter, the Employment Agreement, and other information and/or materials the Company provides as part of the hiring process. The reimbursement will not exceed $5000.00 and will be paid to you upon receipt of proof of payment.

5. Termination: The Company may terminate your employment with or without Cause, as defined in the Employment Agreement. In the event of termination for Cause you will receive all earned and unpaid base salary through the date of termination, and earned and unused vacation. In the event of termination without Cause you will receive all earned and unpaid base salary, unused vacation, and Severance Pay. Severance Pay is described in paragraph 6. You will have 90 days from termination with or without Cause to exercise vested stock options. Any unvested stock option will be forfeited in the event of termination with or without Cause.

You may terminate your employment with or without Good Reason, as defined in the Employment Agreement. In the event of termination without Good Reason you will receive all earned and unpaid base salary and unused vacation. In the event of termination with Good Reason you will receive all earned and unpaid base salary, unused vacation, and Severance Pay. Severance Pay is described in paragraph 6. You will have 90 days from termination with or without Good Reason to exercise vested stock options. Any unvested stock option will be forfeited in the event of termination with or without Good Reason.

If either you or the Company terminates the Employment Agreement effective at the end of the initial term or any subsequent term, you will receive all earned and unpaid base salary and unused vacation. You will have 90 days from receiving or providing notice of the termination of the Employment Agreement to exercise vested stock options and will forfeit any unvested stock options.

6. Severance; Change in Control: You are eligible for Severance Pay if your employment is terminated by the Company without Cause or you terminate your employment with Good Reason during the initial term or any subsequent term of the Employment Agreement. You are also eligible for Severance Pay in the event of a Change of Control, as defined in the Employment Agreement, provided that you are a full time active employee at the time of the Change in Control and your employment is terminated without Cause or you terminate employment with Good Reason within 12 months of the Change in Control. In the event of a Change in Control, your stock options with accelerate in accordance with the Stock Plan. Severance Pay for any of these circumstances will be an amount equal to your annual base salary plus the average of the Performance Bonus paid to you during the immediately preceding three years (or fraction thereof) multiplied by two. To receive Severance Pay you are required to sign and comply with the terms of a Release Agreement provided by the Company.

7. Non-disclosure: You agree that you will not, during the term of the Employment Agreement, or any time thereafter, disclose confidential, trade secret, or proprietary information of the Company that is not generally publicly known or is legally required to be disclosed. This provision survives termination of the Employment Agreement and if violated, the Company will be entitled to injunctive relief as well as other remedies available at law.

8. Non-competition and non-recruitment: You agree that you will not compete with the Company during your employment with the Company and for eighteen months following your separation from employment for any reason. This non-competition provision shall apply to all commercial activity that competes with a material portion of the Company’s business and ownership or the provision of services to any entity engaged in business that competes with a material portion of the Company’s business. During this same period you will not solicit any employee or agent of the Company to sever his relationship with the Company or to become an employee or agent of another entity. This provision survives termination of the Employment Agreement and, if violated, the Company will be entitled to injunctive relief as well as other remedies available at law.

9. Miscellaneous: The Employment Agreement will include standard terms, such as reduction of payments that are nondeductible by the Company under Section 280, compliance with Section 409A, compliance with Sarbanes-Oxley and similar laws, governing law (Minnesota), non-assignment, non-waiver, indemnification in accordance with law, severability, no presumption as to drafting, complete agreement, and provisions for modification.

If the terms of employment are acceptable, please sign the Acknowledgment and Agreement provided on the next page and return it to me.

Sincerely,

/s/ Frederick C. Green IV

Frederick Green,

Chair, Compensation Committee

Navarre Corporation

Acknowledgement and Agreement

I agree to the terms of employment as generally described above. I also agree that my employment with Navarre Corporation is contingent on entering into an Employment Agreement that is in substantial compliance with the contents of this letter, although the Employment Agreement will contain additional details. I will negotiate in good faith with Navarre’s representatives so that the Employment Agreement can be executed promptly. I have had a meaningful opportunity to review the contents of this letter, including this Acknowledgement and Agreement, with my attorney and to ask questions about its contents of Navarre and my attorney, and sign this letter voluntarily.

/s/ Richard S Willis

Richard S Willis

Date: September 15, 2011